Exhibit 99.1

OIS Increases Net Income 30% in First Nine Months of 2006

Company Reports 20th Consecutive Profitable Quarter

SACRAMENTO, Calif. — (BUSINESS WIRE) — Ophthalmic Imaging Systems (OIS) (OTCBB:OISI — News) today reported record financial results for the third quarter and nine months ended September 30, 2006.

For the quarter ended September 30, 2006, OIS reported an increase in net revenues of 16% to $3,927,000, compared with net revenue of $3,390,000 for the same period of 2005. Net income for the third quarter of 2006 climbed 18% to $607,000, or $0.04 per basic and $0.03 per diluted share compared with net income of $516,000, or $0.03 per basic and diluted share for the third quarter of 2005.

For the first nine months of 2006, the Company reported net revenues of $11,395,000 compared with net revenues of $9,508,000 for the first nine months of 2005, an increase of 20%. Net income for the first nine months of 2006 increased 30% to $1,627,000, or $0.10 per basic and $0.09 per diluted share compared with net income of $1,256,000, $0.08 per basic and diluted share for the first nine months of 2005.

“We continue to experience strong growth in our digital imaging business through the first three quarters of fiscal 2006. During the third quarter we increased sales and marketing efforts aimed at broadening our solutions to a larger client base. This includes offering our advanced digital imaging products through our exclusive partnership with the International Vision Network, announced during the second quarter,” stated Gil Allon, Chief Executive Officer of OIS. “We continue to increase our selling, general and administrative spending as we expand our sales force and gain traction for our growing line of digital imaging and informatics offerings.”

“This is an exciting time for the company and we anticipate a strong fourth quarter, typically our strongest period. We also expect a strong impact resulting from our exhibit at the upcoming American Academy of Ophthalmology annual meeting in mid November.”

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

(Tables Follow)

Ophthalmic Imaging Systems
Selected Financial Data
Condensed Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	$	$	$	$
Sales - Total	$3,927,257	$3,389,560	$11,395,147	$9,508,335
Cost of Sales - Total	$1,709,611	$1,395,084	$4,964,845	$4,035,782

Gross Profit	$2,217,646	$1,994,476	$6,430,302	$5,472,553
OPERATING EXPENSES:
Sales &Marketing	$825,023	$779,482	$2,476,196	$2,258,363
General &Administrative	$425,448	$360,291	$1,194,348	$998,922
Research &Development	$413,302	$327,501	$1,175,550	$835,313
Total Operating Expenses	$1,663,773	$1,467,274	$4,846,094	$4,092,598

Operating Income	$553,873	$527,202	$1,584,208	$1,379,955
Interest & Other Income (Expense), Net	$39,328	$6,378	$29,163	($97,240)

Income before taxes	$593,201	$533,580	$1,613,371	$1,282,715
Income Tax Benefit (expense)	$13,632	($17,200)	$13,632	($26,224)

Net Income	$606,833	$516,380	$1,627,003	$1,256,491

Basic Earnings per share	0.04	0.03	0.10	0.08
Shares used in the calculation of basic earnings per share	16,104,162	15,263,798.0	16,026,730	15,125,515
Diluted Earnings per share	0.03	0.03	0.09	0.08
Shares used in the calculation of diluted earnings per share	17,862,301	16,427,844	17,701,767	16,295,525

_________________

Contact:
Ophthalmic Imaging Systems
Gil Allon, 916-646-2020 (CEO)
Ariel Shenhar, 916-646-2020 (CFO)
or
KCSA Worldwide
Todd Fromer, 212-896-1215 (Investor Relations)
Garth Russell, 212-896-1250 (Investor Relations)